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                                Metron Technology N.V.
                                Kabelstraat 19
                                1322 AD Almere

                                November 17, 1999




Dear Sirs,

This opinion is rendered to you in connection with the Registration Statement on Form S-1 (the "Registration Statement"), to which this opinion is attached as an exhibit, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an underwritten public offering and issuance by Metron Technology N.V. (the "Company") of up to 3,750,000 common shares, with a par value of NLG 0.96 each, (the "Shares").

As the basis for my opinion, we have exclusively examined the following documents:

(i) a certified copy of the Articles of Association of the Company, as currently in effect dated November 17, 1999 (the "Articles of Association");

(ii) an excerpt dated November 3, 1999 from the Commercial Register issued by the Chamber of Commerce and Industry of Flevoland, relating to the Company, confirmed to me by telephone to be correct as of the date hereof;


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(iii)    a copy of a resolution of the Supervisory Board ("RAAD VAN
         COMMISSARISSEN") of the Company, dated September 22, 1999, relating to the appointment of the Pricing Committee of the Supervisory Board of the Company;

(iv) a copy of the minutes of the general meeting of shareholders of the Company held in Amsterdam on November 15, 1999, relating to the conversion and amendment of the articles of association of the Company;

(v)      a draft copy of the Registration Statement dated November 12, 1999.

As to matters of fact, we have relied upon the documents we have examined and upon statements or certificates of public officials.

The following opinion is limited in all respects to the laws of The Netherlands as they stand at the date hereof and as they are presently interpreted under published case law of the courts in The Netherlands. Nothing in this opinion should be taken as expressing an opinion in respect of any representation or warranties, or other information, contained in the Registration Statement. This opinion shall be governed by and shall be construed and have effect in accordance with the laws of the Kingdom of the the Netherlands, excluding Aruba and the Netherlands Antilles. We do not express any opinion on tax laws of the Netherlands or on public international law or on the rules of or promulgated under or by any treaty or treaty organization.

In rendering this opinion, we have assumed that:

(a) all original documents are authentic and the signatures thereon are genuine and the documents submitted to us as draft, photocopy or facsimile copy are in conformity with the originals;

(b) any document purporting to have been signed by any person other than by or on behalf of the Company is within the power of and is or will be duly authorized by and signed on behalf of


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and constitute or will constitute the legal, valid and binding obligations, enforceable in accordance with their terms, of such person; and

(c) the Shares will be sold by the underwriters at a price established by the Pricing Committee of the Supervisory Board of the Company;

(d) the resolution of the general meeting of shareholders of the Company dated November 15, 1999, relating to the conversion and amendment of the articles of association of the Company is validly adopted in accordance with the articles of association of the Company, complete and correct and not has been or will be, wholly or partly, revoked by the general meeting of shareholders, as the case may be, or declared null and void by a court of law.


Based upon and subject to the foregoing and subject to the qualifications listed below and to any factual matters, documents or events not disclosed to us in the course our examination referred to above, we are at the date hereof of the following opinion:

      The Shares, when issued by the Company in full accordance with and pursuant to the Articles of Association of the Company and in full accordance with the Registration Statement, will be validly issued and fully paid and non-assessable ("VOLGESTORT").

We have not investigated or independently verified any factual matter disclosed to us in the course of our examination of the above-mentioned documents.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit belonging to the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the US Securities and Exchange Commission issued thereunder.

                                          Yours faithfully,

                                          NAUTA DUTILH